Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into by and between OP BANCORP, a California bank holding company (the “Company”), OPEN BANK, a California banking corporation (the “Bank”), and MIN KIM, an individual (the “Executive”) as of November 1, 2017 (the “Effective Date”). This Agreement replaces any previous employment agreements between the parties and makes such previous agreements null and void.

RECITALS

WHEREAS, the Company is a California corporation and a bank holding company registered under the Bank Holding Company Act of 1956, as amended, subject to the supervision and regulation of the Board of Governors of the Federal Reserve System;

WHEREAS, the Company is the parent holding company for the Bank, which is a California banking association, subject to the supervision and regulation of the California Department of Financial Institutions and the Federal Reserve Board;

WHEREAS, the Board of Directors of the Company and the Bank have approved and authorized the entry into this Agreement with the Executive; and

WHEREAS, the parties desire to enter into this Agreement to set forth the terms and conditions for the employment relationship of the Executive with the Company and the Bank.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements herein contained and intending to be legally bound hereby, the Company, the Bank and the Executive hereby agree as follows:

1.        Employment.

1.1    Title. The Executive is employed as President and Chief Executive Officer of the Company and the Bank. In this capacity, the Executive shall have such duties and responsibilities as may be designated to the Executive by the by-laws of the Company and the Bank and the Board. The Company and the Bank are sometimes together referred to as the “Employer.”

1.2    Devotion to Business. The Executive shall devote her full business time, ability, and attention to the business of the Employer during the term of this Agreement and shall not during the term of this Agreement engage in any other business activities, duties, or pursuits whatsoever, or directly or indirectly render any services of a business, commercial, or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of the Board. It shall not be a violation of this Agreement for the Executive to (a) serve on corporate, civic or charitable boards or committees, (b) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (c) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company and the Bank in accordance with this Agreement.

Nothing in this Agreement shall be interpreted to prohibit the Executive from making passive personal investments. However, the Executive shall not directly or indirectly acquire, hold, or retain any interest in any business competing with or similar in nature to the business of the Employer, except as permitted by Employer policies or authorized by the Board.

1.3    Standard. The Executive will set a high standard of professional conduct given the Executive role with the Employer and her responsibility relative to the Employer’s presence and stature in the community. The Executive will, at all times, emulate this high professional standard of conduct in order to develop and enhance the Employer’s reputation and image. The Executive’s and the Executive family’s eligibility and all other terms and conditions of the Executive’s participation in the Employer’s benefit, insurance and disability plans and programs will be governed by the official plan documents which may change from year-to-year. The Executive will comply with all applicable rules, policies and procedures of the Employer and all pertinent regulatory standards as may affect the Employer.

1.4    Location. The Executive shall provide services for the Employer at the principal executive offices located in Los Angeles, California. The Executive agrees that the Executive will be regularly present at the Employer’s principal executive offices and that the Executive may be required to travel from time to time in the course of performing the Executive’s duties for the Employer.

1.5    No Breach of Contract. The Executive hereby represents to the Employer that (a) the execution and delivery of this Agreement by the Executive and the performance by the Executive of the Executive’s duties hereunder does not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or by which the Executive is otherwise bound; (b) the Executive has no information (including, without limitation, confidential information or trade secrets) of any other person or entity which the Executive is not legally and contractually free to disclose to the Employer; and (c) except as disclosed (and provided copies) the Executive is not bound by any confidentiality, trade secret or similar agreement with any other person or entity.

2.    Term. The Company hereby agrees to continue to employ Executive as an at-will employee and Executive hereby accepts continued employment with the Company for the period commencing with the Effective Date and terminating on December 31, 2020, which termination date shall be automatically extended for annual one (1) year periods unless either party gives the other written notice not less than forty-five (45) days before the termination date or the termination of the one (1) year extension period that Executive’s employment by the Bank is to be terminated (the “Term”); subject, however, to prior termination of this Agreement and Executive’s employment as hereinafter provided.

3.        Compensation.

3.1    Salary. The Executive shall receive a salary at an annual rate of $410,000 which will be paid in accordance with the Employer’s normal payroll procedures including applicable adjustments for withholding taxes. The Executive shall receive an annual increase in salary as determined by the Board’s annual review of the Executive’s compensation each year during the term of this Agreement provided, however, that the Executive’s annual increase shall not be less than three percent (3%). Participation in deferred compensation, discretionary or performance bonus, retirement, stock option and other employee benefit plans and in fringe benefits shall not reduce the annual rate.

3.2    Incentive Compensation. The Executive shall be entitled to qualify for an annual incentive cash compensation pursuant to the terms of the Employer’s Management Incentive Plan adopted each year by the Board (the “Incentive Plan”).

3.3    Equity Awards. The Executive shall be entitled to equity awards as determined by the Board and in accordance with the Company’s equity incentive plans.

3.4    Automobile Allowance. The Employer will pay to the Executive an automobile allowance in the amount of $1,200 per month. The Executive shall obtain and maintain public liability insurance and property damage insurance policies with insurer(s) acceptable to the Employer with such coverages in such amounts which may be acceptable to the Employer from time to time.

3.5    Other Benefits. The Executive shall be entitled to those benefits adopted by the Employer for all officers of the Employer, subject to applicable qualification requirements and regulatory approval requirements, if any. The Executive shall be further entitled to the following additional benefits which shall supplement or replace, to the extent duplicative of any part or all of the general officer benefits, the benefits otherwise provided to the Executive:

(a)    Vacation. The Executive shall be entitled to six (6) weeks paid vacation for each calendar year (reduced pro rata for any partial year), of which at least five (5) days must be taken consecutively. Vacation may be accrued in accordance with the Employer’s policies. The date or dates of vacation and will be subject to the business requirements of the Employer.

(b)    Insurance. The Employer shall provide at no cost to the Executive group life, health (including medical, dental, vision and hospitalization), accident and disability insurance coverage for the Executive and her dependents through a policy or policies provided by the insurer(s) selected by the Employer in its sole discretion on the same basis as all other executives in comparable positions with the Employer.

(c)    401(k). The Employer maintains a 401(k) plan for its eligible employees. Subject to the terms and conditions set forth in the official plan documents, the Executive will be eligible to participate in the 401(k) plan, and shall receive a matching contributions from the Employer in accordance with the terms of Employer’s policies and the 401(k) plan.

3.6    Business Expenses. The Employer will reimburse the Executive for all such expenses upon the presentation by the Executive, from time to time, of an itemized account of such expenditures setting forth the date, the purposes for which incurred, and the amounts thereof, together with such receipts showing payments in conformity with the Employer’s established policies. Reimbursement shall be made within a reasonable period after the Executive’s submission of an itemized account in accordance with the Employer’s policies.

4.    Indemnity. The Employer shall indemnify and hold the Executive harmless from any cost, expense or liability arising out of or relating to any acts or decisions made by the Executive on behalf of or in the course of performing services for the Employer to the same extent the Employer indemnifies and holds harmless other executive officers and directors of the Employer and in accordance with the articles of incorporation, bylaws and established policies of the Employer.

5.    Certain Terms Defined. For purposes of this Agreement:

5.1    “Accrued Obligations” means the sum of the Executive’s Annual Base Salary and accrued vacation through the Date of Termination to the extent not theretofore paid, outstanding expense reimbursements and any compensation (excluding compensation related to a bonus or incentive plan) previously deferred by the Executive to the extent not theretofore paid.

5.2    “Affiliate” means each company, corporation, partnership, bank, savings bank, savings and loan association, credit union or other financial institution, directly or indirectly, which is controlled by, controls, or is under common control with, the Company, where “control” means (a) the ownership of 51% or more of the voting securities or other voting interest or other equity interest of any corporation, partnership, joint venture or other business entity, or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such corporation, partnership, joint venture or other business entity.

5.3    “Annual Base Salary” means the Executive’s annual base salary (excluding bonus, commissions and any other amounts of compensation) as of the Date of Termination.

5.4    “Board” means the board of directors of the Company and the Bank.

5.5    “business entity” means any corporation, partnership, limited liability company, joint venture, association, partnership, business trust or other business entity.

5.6    “Cause” means (a) the willful and continuing failure to perform the Executive’s obligations to the Employer; (b) the conviction of, or plea of nolo contendere to, a crime of embezzlement or fraud or any felony under the laws of the United States or any state thereof; (c) the breach of fiduciary responsibility; (d) an act of dishonesty that is injurious to the Employer; (e) engagement in one or more unsafe or unsound banking practices that has an adverse effect on the Employer; (f) removal or permanent suspension from banking pursuant to Section 8(e) of the FDIA or any other applicable state or federal law; (g) an act or omission that leads to a material harm (financial or reputational or otherwise) to the Employer; or (h) a material breach by the Employer’s policies as may be in effect from time to time.

A termination for Cause shall be deemed to have occurred if, within twelve (12) months following the termination, facts and circumstances arising during the course of such employment are discovered that would have warranted a termination for Cause.

5.7     “Change in Control” means the first to occur of (a) the consummation of the acquisition by any “person” (as such term is defined in Section 13(d) or 14(d) of the Exchange Act) of “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of the combined voting power of the then outstanding Voting Securities of the Company; or (b) the consummation by the Company of: (i) a merger, consolidation, or similar transaction if the Company’s shareholders immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding Voting Securities of the entity resulting from such merger, consolidation or similar transaction in substantially the same proportion as their ownership of the combined voting power of the Voting Securities of the Company outstanding immediately before such merger or consolidation; or (ii) a complete liquidation or dissolution of, or an agreement for the sale or other disposition of all or substantially all of the assets of, the Company (including a transaction described in clause (a) or (b) as if applicable to the Bank, or a sale of substantially all of the Bank’s assets). Notwithstanding any provision of this definition to the contrary, a Change in Control shall not be deemed to have occurred solely because more than fifty percent (50%) of the combined voting power of the then outstanding securities of the Company are acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or an Affiliate or (ii) any corporation that, immediately prior to such acquisition, is owned directly or indirectly by the Company’s shareholders in the same proportion as their ownership of Voting Securities immediately prior to such acquisition. Further notwithstanding any provision of this definition to the contrary, in the event that any amount or benefit under this Agreement constitutes deferred compensation under Code Section 409A and the settlement or distribution of such amount or benefit is to be triggered by a Change in Control, then such settlement or distribution shall be subject to the event constituting the Change in Control also constituting a “change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company” (as defined in Code Section 409A).

5.8    “Change of Control Period” means the period of time (a) commencing six (6) months before the date the Change of Control occurs, and (b) ending on the last day of the 24th calendar month immediately following the month the Change of Control occurred.

5.9    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1986 and any provisions of comparable state law.

5.10    “COBRA Benefits” means the right to continue medical, dental, and vision benefits, each as may be applicable, under the health continuation coverage provisions of COBRA, if otherwise eligible.

5.11    “Code” means the Internal Revenue Code of 1986, as amended and any successor provisions to such sections.

5.12    “Confidential Information” means marketing materials, financial and other information concerning customers and prospective customers, customers lists, records, data, trade secrets, proprietary business information, pricing and profitability information and policies, strategic planning, commitments, plans, procedures, litigation, pending litigation and other information not generally available to the public.

5.13    “Date of Termination” means (a) if the Executive’s employment is terminated due to the Executive’s death, the Date of Termination shall be the date of death; (b) if the Executive’s employment is terminated due to Disability, the Date of Termination is the Disability Effective Date; (c) if the Executive’s employment is terminated by the Employer for Cause, the Date of Termination is the date on which the Employer gives notice to the Executive of such termination; (d) if the Executive’s employment is terminated by the Employer without Cause or voluntarily by the Executive, the Date of Termination shall be the date specified in the notice of termination; and (e) if the Executive’s employment terminates for any other reason, the Date of Termination shall be the Executive’s final date of employment.

5.14    “Disability” means a physical or mental condition of the Executive which occurs and persists and which, in the written opinion of a physician selected by the Employer or its insurers and acceptable to the Executive or the Executive’s legal representative, and, in the written opinion of such physician, the condition will render the Executive unable to return to her duties for an indefinite period of not less than one hundred eighty (180) days.

5.15    “Disability Effective Date” has the meaning set forth in Section 6.1(b).

5.16    “Exchange Act” means the Securities Exchange Act of 1934.

5.17    “FDIA” means the Federal Deposit Insurance Act.

5.18    “Financial Institution” means any person, firm, partnership, corporation or trust which owns, operates or is in the process of forming, a bank, savings and loan association, credit union or similar financial institution with an office located, or to be located at an address identified in a filing with any regulatory authority, within the Restrictive Area.

5.19    “Good Reason” means the occurrence of any one of the following events, unless the Executive agrees in writing that such event shall not constitute Good Reason (a) a material, adverse change in the nature, scope, or status of the Executive’s position, authorities, or duties from those in effect immediately prior to the applicable Change in Control; (b) a material reduction in the Executive’s aggregate compensation or benefits in effect immediately prior to the applicable Change in Control; or (c) a relocation of the Executive’s primary place of employment of more than fifty (50) miles from the Executive’s primary place of employment immediately prior to the applicable Change in Control. Prior to the Executive’s termination of service for Good Reason, the Executive must give the Employer written notice of the existence of any condition set forth in clause (a) — (c) immediately above within ninety (90) days of its initial existence and the Employer shall have thirty (30) days from the date of such notice in which to cure the condition giving rise to Good Reason, if curable. If, during such thirty (30)-day period, the Employer cures the condition giving rise to Good Reason, the condition shall not constitute Good Reason. In order to constitute a termination for Good Reason, such termination must occur within twelve (12) months of the initial existence of the applicable condition.

5.20    “Release” means the release and severance agreement substantially in the form set forth as Appendix A.

5.21    “Restrictive Area” means any county where the Bank maintains a branch.

5.22    “Restrictive Period” means two (2) years from the Date of Termination.

5.23    “Severance Benefits” means the COBRA Benefits and the Severance Pay set forth in Section 6.2(a) and Section 6.2(b), as applicable.

5.24    “Severance Event” means a termination of employment pursuant to Section 6.1(d) or 6.2(b).

5.25    “Severance Pay” has the meaning set forth in Section 6.2(a)(ii) and 6.2(b)(ii), as applicable.

5.26    “Substantial Business Efforts” shall mean marketing, promotional, purchasing, sales or solicitation activities undertaken on behalf of the Company or an Affiliate, which include (a) in person or voice communications, and (b) either or both of (i) delivery of a quote, bid, proposal, or request for any of the foregoing, or (ii) visits to the site of the actual or potential business development and other similar meetings or visits (conducted alone or with other employees), where such activities would enjoy a reasonable prospect of success in the absence of any breach of this Agreement.

5.27    “Voting Securities” means any securities that ordinarily possess the power to vote in the election of directors.

6.      Termination.

6.1    This Agreement may be terminated for the following reasons:

(a)    Death. This Agreement shall terminate automatically upon the Executive’s death.

(b)    Disability. In the event of the Executive’s Disability, the Employer may give the Executive a notice of termination. In such event, the Executive’s employment with the Employer and this Agreement shall terminate without further act of the parties effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”). All rights and obligations accruing to the Executive under this Agreement shall cease at such termination, except that such termination shall not prejudice the Executive’s rights regarding employment benefits which shall have accrued prior to such termination, and any other remedy which the Executive may have at law, in equity or under this Agreement, which remedy accrued prior to such termination.

(c)    Cause. The Employer may terminate the Executive’s employment and this Agreement for Cause. Unless otherwise agreed in writing between the Executive, the Employer, the Executive shall immediately cease performing and discharging the duties and responsibilities of her positions and remove herself and her personal belongings from the Employer’s premises. All rights the Executive has or may have under this Agreement shall be suspended automatically during the pendency of any investigation by the Board or its designee or any negotiations between the Board or its designee and the Executive regarding any actual or alleged act or omission by the Executive of the type described in the applicable definition of Cause. All rights and obligations accruing to the Executive under this Agreement shall cease at such termination, except that such termination shall not prejudice the Executive’s rights regarding employment benefits which shall have accrued prior to such termination, and any other remedy which the Executive may have at law, in equity or under this Agreement, which remedy accrued prior to such termination.

(d)    Termination by Employer Without Cause. Subject to the last sentence of this Section 6.1(d), the Employer may, at its election and in its sole discretion, terminate the Executive’s employment and this Agreement at any time and for any reason or for no reason, upon thirty (30) days prior written notice to the Executive, without prejudice to any other remedy to which the Employer may be entitled either at law, in equity or under this Agreement. Unless otherwise agreed in writing between the Executive and the Employer, the Executive shall immediately cease performing and discharging the duties and responsibilities of her positions and remove herself and her personal belongings from the Employer’s premises. All rights and obligations accruing to the Executive under this Agreement shall cease at such termination, except that such termination shall not prejudice the Executive’s rights regarding employment benefits which shall have accrued prior to such termination, including the right to receive the Severance Benefits, and any other remedy which the Executive may have at law, in equity or under this Agreement, which remedy accrued prior to such termination. For the avoidance of doubt, if the Company terminates the Executive, but the Executive remains an employee of the Bank, termination by the Company shall not be deemed a termination without cause for purposes of Section 6.2(a) or constitute a termination of this Agreement.

(e)    Voluntary Termination by Executive. The Executive may terminate her employment and this Agreement at any time and for any reason or no reason, upon sixty (60) days prior written notice to the Employer. Unless otherwise agreed in writing between the Executive and the Employer, the Executive shall immediately cease performing and discharging the duties and responsibilities of her positions and remove herself and her personal belongings from the Employer’s premises. All rights and obligations accruing to the Executive under this Agreement shall cease at such termination, except that such termination shall not prejudice the Executive’s rights regarding employment benefits which shall have accrued prior to such termination and any other remedy which the Executive may have at law, in equity or under this Agreement, which remedy accrued prior to such termination.

6.2    Certain Benefits upon Termination.

(a)    Termination Without Cause. In the event this Agreement is terminated based on Section 6.1(d) (termination without Cause), then subject to Section 6.2(c), the Executive shall receive (i) the Accrued Obligations as of the Date of Termination, (ii) an amount equal to 1.75 times the Executive’s Annual Base Salary, and (iii) COBRA Benefits for a period of twelve (12) months from the Date of Termination, with one hundred percent (100%) of monthly premiums for the insurance coverages payable by the Employer for a period of twelve (12) months from the Date of Termination. The Executive acknowledges and agrees that Severance Benefits pursuant to this Section 6.2(a) are in lieu of all damages, payments and liabilities on account of the early termination of this Agreement and are the sole and exclusive remedy for the Executive for a termination specified in Section 6.1(d) of this Agreement.

(b)    Termination and Change in Control. In the event of a Change in Control and at any time during the Change of Control Period (x) the Executive’s employment is terminated by the Employer without Cause, or (y) Executive terminates her employment for a Good Reason, then, subject to Section 6.2(c), the Executive shall receive (i) the Accrued Obligations as of the Date of Termination, (ii) an amount equal to 2.25 times the Executive’s Annual Base Salary, and (iii) COBRA Benefits for a period of twenty-four (24) months from the Date of Termination, with one hundred percent (100%) of premiums for the insurance coverages payable by the Employer monthly to the Executive for a period of twenty-four (24) months from the Date of Termination. The Executive acknowledges and agrees that Severance Benefits pursuant to this Section 6.2(b) are in lieu of all damages, payments and liabilities on account of the events described above for which such Severance Benefits may be due the Executive under Section 6.2(b) of this Agreement.

(c)    In order for Executive to receive the Severance Benefits, Executive must (i) deliver an executed Release to the Company on or before forty-five (45) days following the termination of the Executive’s employment, and not revoke the Release, and (ii) be at all times in compliance with the restrictions of Section 11 before and after the Date of Termination. Severance Benefits shall be subject to all applicable federal and state deductions and withholding, and any sums owing to the Employer. The consideration for the execution of the Release is the Severance Benefits, which the Executive would otherwise not be eligible to receive. Notwithstanding anything in this Agreement to the contrary, no Severance Benefits shall be due to the extent such Severance Benefits are prohibited or limited by an applicable federal or state law, rule or regulation or a federal or state bank regulatory agency acting under applicable federal or state law or regulation.

(d)    Death. Except as provided in Section 8, if the Executive’s employment terminates by reason of the Executive’s death, this Agreement shall terminate without further obligations to the Executive’s beneficiary, other than for payment of Accrued Obligations and any incentive compensation for the year in which the death occurred prorated through the Date of Termination. Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days of the Date of Termination; provided, however, that payment may be deferred until the Executive’s executor or personal representative has been appointed and qualified pursuant to the laws in effect in the Executive’s jurisdiction of residence at the time of the Executive’s death.

(e)    Disability. If the Executive’s employment terminates by reason of the Executive’s Disability, this Agreement shall terminate without further obligations to the Executive under this Agreement, other than for payment of Accrued Obligations, and any incentive compensation for the year in which the termination occurs prorated through the Date of Termination and any benefits under such plans, programs, practices and policies relating to disability benefits, if any, as in effect on the Date of Termination.

(f)    Cause/Voluntary Termination. If the Executive’s employment terminates for Cause, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive the Accrued Obligations. If the Executive’s employment terminates due to the Executive’s voluntarily termination of this Agreement, except as provided in clause (y) of Section 6.2(b), this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive the Accrued Obligations.

(g)    Single Trigger Event. The provisions for payments contained in this Section 6.2 may be triggered only once during the term of this Agreement, so that, for example, should the Executive be terminated because of a Disability and should there thereafter be a Change of Control, then the Executive would be entitled to be paid only under Section 6.2(e) and not under Section 6.2(b), as well.

7.    Form and Payment of Severance Pay. Payments of Severance Pay due under this Agreement shall be made in substantially equal installments over 12 months in accordance with the Company’s regular payroll practices then in effect, provided, however, that the initial payment shall be made on the first regular payroll date occurring on or after the sixtieth (60th) day following the Date of Termination (and shall include all payments that would otherwise have been paid prior to such date). For the avoidance of doubt, payments of Accrued Obligations shall be paid on the Date of Termination.

8.    Lump Sum Death Benefit. In the event that an Executive dies after a Severance Event and prior to receipt of the full amount of such Executive’s Severance Pay, then a lump sum death benefit shall be paid to the estate or beneficiary within ninety (90) days after the date of death of the Executive; provided, however, that payment may be deferred until the Executive’s executor or personal representative has been appointed and qualified pursuant to the laws in effect in the Executive’s jurisdiction of residence at the time of the Executive’s death. The lump sum death benefit shall be equal to the aggregate amount of the Severance Pay to which the Executive is entitled, but that has not been paid as of the date of death. Notwithstanding the foregoing, if, as of the date of death, the Executive has not executed the Release, or if executed, the time for revocation of the Release has not expired, then the payment of the lump sum death benefit shall be subject to the execution by such personal representative or beneficiary of a release substantially similar in scope to the Release.

9.    Excise Tax Limitation. It is the intention of the Employer and the Executive that no portion of any payment under this Agreement, or payments to or for the benefit of the Executive under any other agreement or plan, be deemed to be an “Excess Parachute Payment” as defined in Section 280G of the Code, or its successors. The Company shall not be required to make a payment or property transfer to, or for the benefit of, Executive (under this Agreement or otherwise) that would be nondeductible by the Company by reason of Section 280G of the Code, or that would subject Executive to the exercise tax described in Section 4999 of the Code. In such event, any such payment or property transfer shall be reduced to the largest amount which may be paid without any portion of such amount being nondeductible by reason of Section 280G of the Code or subject to the excise tax imposed by Section 4999 of the Code. Any such reduction shall be made first to the payment specified in Section 6.2(b)(ii) of this Agreement.

10.    Internal Revenue Code Section 409A. This Agreement is intended to comply with Code Section 409A, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and shall be administered, construed and interpreted accordingly. Each payment under this Agreement or any Company benefit plan is intended to be treated as one of a series of separate payments for purposes of Code Section 409A.

Notwithstanding anything in this Agreement to the contrary, to the extent the Executive is considered a “specified employee” (as defined in Code Section 409A) and would be entitled to a payment during the six (6)-month period beginning on the Executive’s Date of Termination that is not otherwise exempt from Code Section 409A, the payment shall not be made to the Executive until the earlier of the six (6)-month anniversary of the Executive’s Date of Termination or the Executive’s death and shall be accumulated and paid on the first (1st) day of the seventh (7th) month following the date of termination. No Severance Benefits that constitute deferred compensation shall be payable on account of an Executive’s termination of employment unless the Executive’s termination of employment constitutes a “separation from service” within the meaning of Code Section 409A. Nothing in this Section 10 or otherwise in this Agreement shall be construed as a guarantee of any particular tax effect for Severance Benefits and the Company does not guarantee that any Severance Benefits will satisfy the provisions of the Code.

The Company and the Executive further acknowledge and agree that if, in the judgment of the Company, with the advice of its independent accounting firm or other tax advisors, amendment of this Agreement is necessary to exempt the benefits from or to comply with Section 409A, the Company and the Executive will negotiate reasonably and in good faith to amend the terms of this Agreement to the extent necessary so that it exempts the benefits from or to comply with Section 409A (with the most limited possible economic effect on the Company and the Executive). The Executive acknowledges and agrees that the Company shall have the exclusive authority to determine whether the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i).

11.    Restrictive Covenants.

11.1    Confidential Information.

(a)    The Executive acknowledges that during the course of employment with the Company and the Bank, the Executive may produce and have access to confidential and/or proprietary non-public information concerning the Company and its Affiliates. The Executive agrees not to directly or indirectly use, disclose, copy or make lists of Confidential Information for the benefit of anyone other than the Company and its Affiliates, whether during employment or during five-year period thereafter, except to the extent that such information is or thereafter becomes lawfully available from public sources, or such disclosure is authorized in writing by the Company, required by law or any competent administrative agency or judicial authority, or otherwise as reasonably necessary or appropriate in connection with performance by the Executive of duties as an executive of the Company and the Bank. The Executive agrees that, upon receipt of a subpoena or other court order or is otherwise required by law to provide information to a governmental authority or other person concerning the activities of the Company or the Bank, or her activities in connection with the business of the Company or the Bank, the Executive, to the extent legally permitted, will immediately notify the Company and the Bank of such subpoena, court order or other requirement and deliver forthwith to the Company a copy thereof and any attachments and non-privileged correspondence related thereto. The Executive shall take reasonable precautions to protect against the inadvertent disclosure of Confidential Information. The Executive agrees to abide by the Company’s and the Bank’s policies, as in effect from time to time, respecting avoidance of interests conflicting with those of the Company and the Bank. In this regard, the Executive shall not directly or indirectly render services to any person or entity where the Executive’s service would involve the inevitable use or disclosure of Confidential Information.

(b)    Notwithstanding Section 11.1, Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Accordingly, the Executive has the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The Executive also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Nothing in this Agreement shall be construed to authorize, or limit liability for, an act that is otherwise prohibited by law, such as the unlawful access of material by unauthorized means.

(c)    Nothing contained herein shall impede Executive’s ability to report possible federal securities law violations to the Securities and Exchange Commission and other governmental agencies (i) without the Company’s or Bank’s prior approval, and (ii) without having to forfeit or forego any resulting whistleblower awards.

11.2    Documents and Property.

(a)    All records, files, documents and other materials or copies thereof relating to the business of the Company and its Affiliates, which the Executive shall prepare, receive, or use, shall be and remain the sole property of the Company and its Affiliates, other than in connection with performance by the Executive of duties as an executive of the Company and the Bank, shall not be removed from the premises of the Company or its Affiliates without the Company’s prior written consent, and shall be promptly returned to the Company and the its Affiliates upon the Executive’s termination of employment together with all copies (including copies or recordings in electronic form), abstracts, notes or reproductions of any kind made from or about the records, files, documents or other materials.

(b)    The Executive’s access to and permission to use the Company’s and its Affiliates computer systems, networks and equipment, and all of the Company its Affiliates information contained therein, is restricted to legitimate business purposes on behalf of the Company. Any other access to or use of such systems, network, equipment and information is without authorization and is prohibited. The restrictions contained herein extend to any personal computers or other electronic devices of the Executive that are used for business purposes relating to the Company or its Affiliates. The Executive shall not transfer any Company or its Affiliates information to any personal computer or other electronic device that is not otherwise used for any business purpose relating to the Company or its Affiliates. Upon the termination of the Executive’s employment with the Company and Bank for any reason, the Executive’s authorization to access and permission to use the Company’s or its Affiliates computer systems, networks and equipment, and any Company or its Affiliates information contained therein, shall cease.

11.3    Non-Solicitation. The Executive agrees that during the Restrictive Period the Executive will not, except with the express prior written consent of the Company, directly or indirectly, do any of the following:

(a)    The Executive will not, directly or indirectly, for herself, or any Financial Institution (i) induce or attempt to induce any officer of the Company or its Affiliates to leave the employ of the Company or its Affiliates; (ii) in any way interfere with the relationship between the Company or its Affiliates and any officer of the Company, or its Affiliates; or (iii) induce or attempt to induce any customer, supplier, licensee, or business relation of the Company or its Affiliates to cease doing business with the Company or its Affiliates or in any way interfere with the relationship between the Company or its Affiliates and their respective customers, suppliers, licensees or business relations.

(b)    The Executive will not, directly or indirectly, for herself, or any Financial Institution, solicit the business (where such business solicited is similar in nature to any financial services offered by the Company or its Affiliates as of the Date of Termination) of any person or entity known to the Executive to be a customer of the Company or its Affiliates, where the Executive, or any person reporting to the Executive, had an ongoing business relationship or had made Substantial Business Efforts with respect to such customer during the Executive’s employment with the Company and the Bank.

11.4    Remedies for Breach of Covenants. The Executive acknowledges and expressly agrees that the covenants contained in this Section 11 are reasonable with respect to their duration and scope. The Executive further acknowledges that the restrictions contained in this Section 11 are reasonable and necessary for the protection of the legitimate business interests of the Company and its Affiliates, that they create no undue hardships, that any violation of these restrictions would cause substantial injury to the Company and its Affiliates and such interests, and that such restrictions were a material inducement to the Company and Bank to enter into this Agreement. In the event of any violation or threatened violation of these restrictions, the Company and its Affiliates, in addition to and not in limitation of, any other rights, remedies or damages available to the Company under this Agreement or otherwise at law or in equity, shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by the Executive and any and all persons directly or indirectly acting for or with her, as the case may be.

12.    Clawback Policy. All Severance Benefits shall be subject to potential cancellation, recoupment, rescission, payback or other similar action in accordance with the terms of any applicable Company or Bank clawback policy, as it may be amended from time to time (the “Policy”), or any applicable law. An Executive’s receipt of Severance Benefits shall be deemed to constitute the Executive’s acknowledgment of and consent to the Company’s application, implementation and enforcement of (a) the Policy or any similar policy established by the Company that may apply to the Executive and (b) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, as well as the Executive’s express agreement that the Company and the Bank may take such actions as are necessary to effectuate the Policy, any similar policy or applicable law without further consideration or action.

13.    Successors. This Agreement will inure to the benefit of and be binding upon the Bank and the Company and any of their respective successors and assigns. In view of the personal nature of the services to be performed under this Agreement by the Executive, the Executive will not have the right to assign or transfer any of her rights, obligations or benefits under this Agreement. The Bank and the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank or the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Bank and the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Bank” or “the Company” shall mean the Bank or the Company, as applicable, as hereinbefore defined and any successor to the Company’s or Bank’s business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

14.    Miscellaneous.

14.1    Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or three (3) days after the date of mailing by United States mail, certified or registered, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other addresses as either party may have furnished to the other in writing in accordance herewith, except that notice of a change of address shall be effective only upon actual receipt:

Company:	OP Bancorp 1000 Wilshire Boulevard, Suite 500 Los Angeles, CA 90017-2457 Attn: Chairman of the Board

Bank:	Open Bank 1000 Wilshire Boulevard, Suite 500 Los Angeles, CA 90017-2457 Attn: Chairman of the Board

with a copy to:	Buchalter 1000 Wilshire Boulevard, Suite 1500 Los Angeles, CA 90017-2457 Attn: Mark A. Bonenfant, Esq.

Executive:	Min Kim 1000 Wilshire Boulevard, Suite 500 Los Angeles, CA 90017-2457

14.2    Amendments or Additions. No amendment, modification or additions to this Agreement shall be binding unless in writing and signed by the parties hereto.

14.3    Section Headings. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

14.4    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

14.5    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which together will constitute one and the same instrument.

14.6    Mediation. Prior to engaging in any legal or equitable litigation or other dispute resolution process, regarding any of the terms and conditions of this Agreement between the parties, or concerning the subject matter of the Agreement between the parties, each party specifically agrees to engage in good faith, in a mediation process at the expense of the Company, complying with the procedures provided for under California Evidence Code Sections 1115 through and including 1125, as then currently in effect. The parties further and specifically agree to use their best efforts to reach a mutually agreeable resolution of the matter. The parties understand and specifically agree that should any party to this Agreement refuse to participate in mediation for any reason, the other party will be entitled to seek a court order to enforce this provision in any court of appropriate jurisdiction requiring the dissenting party to attend, participate, and to make a good faith effort in the mediation process to reach a mutually agreeable resolution of the matter.

14.7    Arbitration. To the extent not resolved through mediation as provided in Section 14.6, all claims, disputes and other matters in question arising out of or relating to this Agreement, any termination of the Executive’s employment, the enforcement or interpretation of this Agreement, or because of an alleged breach, default, or misrepresentation in connection with any of the provisions of this Agreement, including (without limitation) any state or federal statutory claims, shall be resolved by binding arbitration in Los Angeles County, California, before a sole arbitrator (the “Arbitrator”) mutually selected by the parties from Judicial Arbitration and Mediation Services (“JAMS”) in accordance with the rules and procedures of JAMS then in effect. If JAMS is no longer able to supply the arbitrator, such arbitrator shall be mutually selected from the American Arbitration Association (“AAA”). The obligation of the parties to arbitrate pursuant to this Section shall be specifically enforced in accordance with, and shall be conducted consistently with the provisions of Title 9 of Part 3 of the California Code of Civil Procedure as the exclusive remedy of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief that the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction.

14.8    Attorneys Fees. In the event of litigation, arbitration or any other action or proceeding between the parties to interpret or enforce this Agreement, or any part thereof or relating to this Agreement, the prevailing party shall be entitled to recover its costs related to such action or proceeding and its reasonable fees of attorneys, accountants and expert witnesses incurred by such party in connection with any such action or proceedings. The prevailing party shall be deemed to be the party which obtains substantially the relief sought by final resolution, compromise or settlement, or as may otherwise be determined by order of a court of competent jurisdiction in the event of litigation, an award or decision of an arbitrator in the event of arbitration.

14.9    Entire Agreement. This Agreement supersedes any and all agreements, either oral or in writing, between the parties with respect to the employment of the Executive by the Employer and contains all of the covenants and agreements between the parties with respect to the employment of the Executive by the Employer. Each party to this Agreement acknowledges that no other representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not set forth herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.

14.10    Waiver. The failure of a party to insist on strict compliance with any of the terms, provisions, covenants, or conditions of this Agreement by another party shall not be deemed a waiver of any term, provision, covenant, or condition, individually or in the aggregate, unless such waiver is in writing, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

14.11    Severability. If any provision in this Agreement is held by a court of competent jurisdiction or arbitrator to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

14.12    Interpretation. This Agreement shall be construed without regard to the party responsible for the preparation of the Agreement and shall be deemed to have been prepared jointly by the parties. Any ambiguity or uncertainty existing in this Agreement shall not be interpreted against any party, but according to the application of other rules of contract interpretation, if an ambiguity or uncertainty exists.

14.13    Governing Law and Venue. The laws of the State of California, other than those laws denominated choice of law rules, shall govern the validity, construction and effect of this Agreement. Any action which in any way involves the rights, duties and obligations of the parties hereunder and is not resolved by binding arbitration shall be brought in the courts of the State of California and venue for any action or proceeding shall be in Los Angeles County or in the United States District Court for the Southern District of California, and the parties hereby submit to the personal jurisdiction of said courts.

14.14    Effect of Termination on Certain Provisions. Upon the termination of this Agreement, the obligations of the Bank, the Company and the Executive hereunder shall cease except to the extent of the Bank’s or the Company’s obligation to make payments, if any, to or for the benefit of the Executive following termination, and provided that this Section 14 and Sections 4, 11 and 12 shall remain in full force and effect.

14.15    Advice of Counsel and Advisors. The Executive acknowledges and agrees that she has read and understands the terms and provisions of this Agreement and prior to signing this Agreement, she has had the advice of counsel and/or such other advisors as she deemed appropriate in connection with her review and analysis of such terms and provisions of this Agreement.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement on the date first indicated above.

“COMPANY”

OP BANCORP,
a California bank holding company

By:	/s/ Brian Choi

Name:	Brian Choi

Title:	Chairman of the Board

“BANK”

OPEN BANK,
a California banking corporation

By:	/s/ Brian Choi

Name:	Brian Choi

Title:	Chairman of the Board

“EXECUTIVE”

By:	/s/ Min J. Kim
Min J. Kim

SIGNATURE PAGE TO EMPLOYMENT AGREEMENT

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APPENDIX A

GENERAL RELEASE

This General Release (“Agreement”) is made by and between OP Bancorp, (including each of the Releasees referenced below unless otherwise noted) (the “Company”) and Min Kim (“Employee”) in complete, final, and binding settlement of all claims and potential claims, if any, with respect to their employment relationship. The Company and Employee may collectively be referred to herein as the “Parties.”

ONE:      Agreement

This Agreement is based upon the following:

A.      Employee and Company entered into an Employment Agreement dated November 1, 2017 (“Employment Agreement”).

B.      Employee’s last day of employment with the Company is ________________ (the “Termination Date”). The Parties agree that Employee has no authority to act on behalf of the Company after the Termination Date.

TWO:      Consideration

A.      Severance Pay. Employee shall be paid the Severance Pay as defined in the Employment Agreement, and pursuant to its terms, starting on the first payroll period after the date of the expiration of any and all applicable revocation periods specified in Paragraph FIVE below (provided that Employee has not exercised any applicable revocation right specified in Paragraph FIVE). The Severance Pay is in the nature of severance pay and not for any work performed for the Company, and therefore shall not result in the accrual or payment of holiday pay, vacation pay, accrual of any kind of similar benefit, or any other additional benefits.

B.      COBRA. The Company will pay Employee’s health insurance premium for coverage to continue through __________________, in accordance with the federal Consolidated Omnibus Budget Reconciliation Act.

C.      No Further Compensation. The severance payment provided under this Section TWO shall be referred to as “Severance Payment.” Employee acknowledges and agrees that, except for the Severance Payment, Employee is not entitled to earn or receive any further compensation, payments or benefits from the Company (including, without limitation, vacation pay, sick pay, floating holiday pay, or any other Company benefits), whether it be for the period of Employee’s employment prior to the Termination Date or otherwise. Employee further acknowledges and agrees that but for this Agreement, Employee would not be entitled to the Severance Payment.

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THREE:     Complete Release

A.      General Release. As a material inducement to the Company to enter into this Agreement and to provide the Severance Payment, Employee hereby irrevocably and unconditionally releases, waives and discharges the Company and each and all of the Company’s owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, former employees, representatives, attorneys, accountants, benefit plans, insurers, parent companies, divisions, subsidiaries, affiliates (and owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, accountants, benefit plans and insurers of such parent companies, divisions, subsidiaries and affiliates) and all persons acting by, through, or under or in concert with any of them (collectively “Releasees”) from any and all individual, class, and/or representative claims, causes of action, demands, complaints and liabilities (including but not limited to attorney’s fees) of any kind whatsoever, whether now known or unknown, suspected or claimed, which Employee has or may claim to have against any Releasee relating to or arising out of any matter or thing which occurred on or prior to the date of execution of this Agreement, including, without limitation, any and all individual, class, and/or representative claims arising out of or relating to Employee’s employment with the Company and/or Employee’s employment separation. The released, waived, and discharged claims also include, but are not limited to individual, class and/or representative claims of any kind for unfair competition, wrongful discharge, constructive discharge, defamation, invasion of privacy, infliction of emotional distress, misrepresentation or fraudulent inducement, breach of any express or implied contract, claims arising under any Company handbook, manual, policy, or practice, any other claims for severance pay, attorney’s fees and costs, expenses, bonuses, back pay, future wage loss, and front pay, claims for wages, overtime, compensation, commissions, bonuses, or pay of any kind purportedly due to Employee for work performed during any and all periods of time prior to the date of this Agreement, as well as all associated liquidated damages, premiums, penalties, and interest, whether such claims are known or unknown, under any theory of law, including state law and federal law, claims for benefits under any employee benefit plan or program, claims for a breach of an implied covenant of good faith and fair dealing, claims for interference with contract, negligence, or claims under any other federal, state, municipal, or local insurance, human rights, civil rights, wage-hour, pension, or labor laws, rules or regulations, public policy, contract or tort laws, or any claim of retaliation under such laws, or any claim arising under common law, or under the constitution or any amendments thereto, or any other claim which could be asserted against the Releasee(s) or which arise out of the Employee’s employment relationship with the Company or the termination of that employment relationship.

B.      Release of Federal & State Statutes. The released, waived, and discharged claims also include, but are not limited to, all individual, class and/or representative claims of any kind arising under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act; the Equal Pay Act; the Employee Retirement Income Security Act (ERISA), as amended; the Age Discrimination in Employment Act of 1974, as amended; the Family and Medical Leave Act; the Fair Labor Standards Act; the Worker Adjustment and Retraining Notification Act (WARN Act); the Reconstruction Era Civil Rights Act, as amended; the Sarbanes-Oxley Act; the Occupational Safety and Health Act; the Health Insurance Portability and Accountability Act; the California Fair Employment and Housing Act; the California Family Rights Act; the California Labor Code (including, without limitation, Section 132a and Sections 1400-1408); the California Business & Professions Code Section 17200 et seq.; or any other federal, state, municipal and/or local statutes, regulations, or ordinances of any kind.

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C.      Release of Monetary Recovery for Claims Brought on Employee’s Behalf. This release covers not only any and all individual, class and/or representative claims Employee ever had or now has against any Releasee, but it also covers any such claim for a monetary recovery asserted on Employee’s behalf by any other person or entity, including, without limitation, any government agency, and Employee waives the right to any such monetary recovery.

D.      To the extent Employee releases persons or entities not signatory to this Agreement, Employee acknowledges and agrees that Employee’s general release is made for each of their benefit and use.

E.      The Company and Employee acknowledge and agree that Employee’s general release does not cover any claims that cannot lawfully be waived or released by Employee.

FOUR:     Waiver of Known and Unknown Claim, Including A Specific Waiver of California Civil Code Section 1542

Employee expressly waives all rights afforded by any statute (such as Section 1542 of the Civil Code of the State of California or any other comparable state statute) which limits the effect of a release with respect to unknown claims. Employee understands the significance of Employee’s release of unknown claims and Employee’s waiver of statutory protection against a release of unknown claims (such as under Section 1542 of the California Civil Code or under any other comparable state statute). For instance, Employee expressly waives any and all rights and benefits under Section 1542 of The Civil Code of the State of California, which states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee hereby specifically acknowledges and agrees that Employee’s waiver of known and unknown claims and of Section 1542 of the Civil Code of the State of California is knowing and voluntary.

FIVE:     Acknowledgment of Rights and Waiver of Claims Under the Age Discrimination In Employment Act (“ADEA”)

Employee acknowledges and agrees that Employee is knowingly and voluntarily waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and pursuant to the Older Workers Benefit Protection Act. Employee also acknowledges that the consideration given for the waiver and release in this Agreement is in addition to anything of value to which Employee already is entitled, and that, but for this Agreement, Employee would not be entitled to the consideration set forth in Section TWO of this Agreement. Employee further acknowledges that Employee has been advised by this writing that: (a) Employee’s waiver and release does not apply to any claims that arise after Employee’s execution of this Agreement; (b) Employee should consult with an attorney prior to executing this Agreement; (c) Employee has twenty-one (21) calendar days from Employee’s receipt of the Agreement to consider this Agreement (although Employee may by Employee’s own choice

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execute this Agreement earlier, but may not execute this agreement before Employee’s last day of work for the Company); (d) changes to the terms of the Agreement, whether material or immaterial, will not restart this twenty-one (21) day period; (e) Employee has seven (7) calendar days following Employee’s execution of this Agreement to revoke it in writing; and (f) this Agreement shall not be effective and enforceable unless and until the seven (7) day revocation period has expired without revocation of the Agreement by Employee (“Effective Date”). Employee may revoke this Release within seven (7) calendar days only by giving the Company formal, written notice of Employee’s revocation of this Release (by Certified Mail and/or email) to Attention: __________________________________________. Such notice must be received by the Company before the expiration of the seven (7) day revocation period referenced above.

SIX:        Non Admission of Liability

Neither the transfer of any consideration, the doing of any of the acts referred to in this Agreement, nor anything else contained herein shall be taken or construed to be an admission on the part of the Parties, or any of them, of any wrongdoing, claims, liabilities, obligations, damages, losses or expenses that could have been asserted in any claim, demand, debt, account, cause of action and/or obligation of any kind whatsoever.

SEVEN:  Non-Disparagement; Survival

A.      Employee shall not engage in any disparagement or vilification of the Releasees, and shall refrain from making any false, negative, critical or disparaging statements, implied or expressed, concerning the Releasees, including regarding management style, methods of doing business, the quality of products and services, role in the community, or treatment of employees. Employee shall do nothing that would damage the Company’s business reputation or goodwill.

B.      Employee acknowledges and agrees that Sections 4, 11, 12 and 14 of the Employment Agreement survive termination of Employee’s employment and remain in full force and effect.

EIGHT:   Covenant Not to Sue

A.      A “covenant not to sue” is a legal term that means Employee promises not to file a lawsuit in court. It is different from the release of claims and waiver of rights contained above. Besides waiving and releasing the claims covered above, Employee shall never sue the Releasees in any forum for any reason covered by the Release. Notwithstanding this covenant not to sue, Employee may bring a claim against the Company to enforce this Agreement, to challenge the validity of this Agreement under the ADEA or for any claim that arises after execution of this Agreement. If Employee sues any of the Releasees in violation of this Agreement, Employee shall be liable to them for their reasonable attorneys’ fees and costs (including the costs of experts, evidence, and counsel) and other litigation costs incurred in defending against Employee’s suit. In addition, if Employee sues any of the Releasees in violation of this Agreement, the Company can require Employee to return all but a sum of $100 of the Severance Pay, which sum is, by itself, adequate consideration for the promises and covenants in this Agreement. In that event, the Company shall have no obligation to make any further Severance Payments.

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B.      Notwithstanding the foregoing, Employee is not waiving the right to report possible securities law violations to the Securities and Exchange Commission and other governmental agencies or the right to receive any resulting whistleblower awards.

C.      If Employee has previously filed any lawsuit against any of the Releasees, Employee shall immediately take all necessary steps and execute all necessary documents to withdraw or dismiss such lawsuit to the extent Employee’s agreement to withdraw, dismiss, or not file a lawsuit would not be a violation of any applicable law or regulation.

NINE:      Entire Agreement

The Employment Agreement and this Agreement supersedes any and all prior agreements or understandings between the Employee and the Company. This Agreement may only be amended or modified by a written document signed by the Employee and the Company. Employee acknowledges and agrees that the Company has made no representations or promises to Employee other than those expressly set forth in this Agreement.

TEN:      Right to Consult an Attorney

Employee acknowledges and agrees that Employee (i) has been advised and is hereby advised to consult with an attorney prior to signing this Agreement; and (ii) is signing this Agreement knowingly and voluntarily after having had the opportunity to consult with Employee’s independent legal counsel, with the intent to be legally bound by its terms.

ELEVEN: Future Cooperation

In connection with any and all claims, disputes, negotiations, governmental, internal or other investigations, lawsuits, or administrative proceedings (the “Legal Matters”) involving the Company or any affiliate, or any of their current or former officers, employees or board members (collectively, the “Disputing Parties” and, individually, each a “Disputing Party”), Employee shall make himself/herself reasonably available, upon reasonable notice from the Company and without the necessity of subpoena, to provide information and documents, provide declarations and statement regarding a Disputing Party, meet with attorneys and other representatives of a Disputing Party, prepare for and give depositions and testimony, and otherwise cooperate in the investigation, defense, and prosecution of any and all such Legal Matters, as may, in the good faith and judgment of the Company, be reasonably requested. The Company shall consult with Employee and make reasonable efforts to schedule such assistance so as not to materially disrupt Employee’s business and personal affairs. The Company shall reimburse all reasonable expenses incurred by Employee in connection with such assistance, including travel, meals, rental car, and hotel expenses, if any; provided such expenses are approved in advance by the Company and are documented in a manner consistent with expense reporting policies of the Company as may be in effect from time to time.

TWELVE:Enforcement

Employee stipulates that breach by Employee of restrictions and requirements under this Agreement will cause irreparable damage to the Releasees in the case of Employee’s breach and that the Company would not have entered into this Agreement without binding Employee to these restrictions and requirements. In the event of Employee’s breach of this Agreement, in addition

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to any other remedies the Company may have, and without bond and without prejudice to any other rights and remedies that the Company may have for Employee’s breach of this Agreement, the Company shall be relieved of any obligation to provide Severance Payment and shall be entitled to an injunction to prevent or restrain any such violation by Employee and all persons directly or indirectly action for or with Employee. Employee stipulates that the restrictive period for with the Company is entitled to an injunction shall be extended in for a period that equals the time period during which Employee is or has been in violation of the restrictions contained herein.

THIRTEEN:    Miscellaneous

A.      In the event that either Party commences mediation, arbitration, or litigation to enforce or protect such Party’s rights under this Agreement, the prevailing Party in any such action shall be entitled to recover reasonable attorneys’ fees and costs (including the costs of experts, evidence, and counsel) and other costs relating to such action, in addition to all other entitled relief, including damages and injunctive relief.

B.      Should any portion of this Agreement be declared or determined by any court or arbitrator to be illegal, invalid or unenforceable, the illegal, invalid, or unenforceable portion of this Agreement shall be interpreted as narrowly as possible and shall be deemed stricken and severed from this Agreement, and all other parts, terms, provisions and portions of this Agreement shall remain unaffected and shall be given full force and effect.

C.      This Agreement may be executed and delivered in two or more counterparts, each of which when so executed and delivered shall be deemed original, but such counterparts together shall constitute one and the same instrument.

D.      The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any Party, and shall be construed without any consideration as to which Party drafted it.

E.      The titles of various sections in this Agreement are intended solely for convenience of reference, and are not intended and shall not be deemed for any purpose whatsoever to modify, explain or place construction upon any of the provisions of this Agreement and shall not affect the meaning or interpretation of this Agreement.

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EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS HAD A REASONABLE AMOUNT OF TIME TO REFLECT ON AND CONSIDER SIGNING THIS AGREEMENT, THAT EMPLOYEE HAS CAREFULLY READ AND CONSIDERED THIS AGREEMENT, THAT EMPLOYEE FULLY UNDERSTANDS ITS FINAL AND BINDING EFFECT, THAT THE ONLY PROMISES MADE TO EMPLOYEE TO SIGN THIS AGREEMENT ARE THOSE STATED AND CONTAINED IN THIS AGREEMENT, AND THAT EMPLOYEE IS SIGNING THIS AGREEMENT KNOWINGLY AND VOLUNTARILY, AFTER HAVING HAD THE OPPORTUNITY FOR CONSULTATION WITH INDEPENDENT LEGAL COUNSEL, WITH THE INTENT TO BE LEGALLY BOUND BY ITS TERMS.

Min Kim	OP Bancorp

By:
Name:
Title:

Date signed:	Date signed:

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